FOR IMMEDIATE RELEASE
Idenix Pharmaceuticals’ Contacts:
Media: Teri Dahlman (617) 995-9905
Investors: Amy Sullivan (617) 995-9838
IDENIX PHARMACEUTICALS REPORTS THIRD QUARTER AND
NINE MONTH FINANCIAL RESULTS
Cambridge, MA – October 27, 2006 — Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX), a biopharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of human viral and other infectious diseases, today reported unaudi-ted financial results for the third quarter and nine months ended September 30, 2006. At September 30, 2006, Idenix’s cash, cash equivalents and marketable securities totaled approximately $210 million.
For the third quarter ended September 30, 2006, Idenix reported total revenues of $19.6 million, compared with total revenues of $15.6 million in the third quarter of 2005. Total revenues consist of reimbursement by Novartis of Idenix expenses incurred in connection with the development of TYZEKA™ (telbivudine), valtorcitabine and valopicitabine, Idenix’s product and product candidates for the treatment of hepatitis B virus (HBV) and hepatitis C virus (HCV), and the amortization of the up-front fees received by Idenix in connection with Novartis’ license of TYZEKA, valtorcitabine and valopicitabine. Idenix reported a net loss of $19.7 million, or a loss of $0.35 per basic and diluted share for the third quarter ended September 30, 2006, compared to a net loss of $13.7 million, or a loss of $0.28 per basic and diluted share for the third quarter ended September 30, 2005.
For the nine months ended September 30, 2006, Idenix reported total revenues of $52.1 million, compared with total revenues of $46.6 million for the nine months ended September 30, 2005. The company reported a net loss of $51.5 million, or a loss of $0.92 per basic and diluted share for the nine months ended September 30, 2006, compared with $36.4 million, or a loss of $0.76 per basic and diluted share for the nine months ended September 30, 2005.
“The momentum continues to build at Idenix,” said Jean-Pierre Sommadossi, Ph.D., chairman and chief executive officer of Idenix. “We successfully developed TYZEKA™ from IND to U.S. Food and Drug Administration (FDA) approval in just six years, which is well below the industry average. This accomplishment is a testament to the quality of our team and demonstrates our commitment to providing more treatment options for patients with viral diseases. Our commercial team, in conjunction with Novartis, has been working diligently to ensure that we are prepared for the U.S. launch. This is a very exciting time for Idenix.”
Business Highlights
Accomplishments realized in the past three months of 2006 include:
•	Approval of TYZEKATM (telbivudine) by the U.S. FDA as a new treatment for patients with chronic hepatitis B. TYZEKA has shown to effectively suppress replication of the hepatitis B virus.[1] Telbivudine, called SEBIVO® in the rest of the word, has been approved in Switzerland, India, Brazil and Peru and is under review with regulatory authorities worldwide.
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•	Significant data to further define the product profile of TYZEKA will be presented at the 57th annual meeting of the American Association for the Study of Liver Diseases (AASLD), including two-year GLOBE data, one-year head-to-head data comparing TYZEKA and adefovir, and data from two studies that evaluate the effect of switching patients from both adefovir and lamivudine to TYZEKA.

•	Valopicitabine program advanced, including new data pertaining to the safety profile and antiviral activity of valopicitabine, which will be presented at AASLD. Also, the company initiated a drug-drug interaction study of valopicitabine and ribavirin, when co-administered with pegylated interferon in treatment-naïve patients with genotype 1 chronic HCV.

•	Collaboration agreement with Metabasis Therapeutics, Inc. established; under the terms of the agreement, Metabasis’ HepDirectTM liver-targeted technology will be applied to Idenix’s proprietary compounds to develop second-generation nucleoside analog candidates for the treatment of the hepatitis C virus.

•	Exploratory IND submitted to the U.S. FDA for two anti-HIV non-nucleoside reverse transcriptase inhibitor (NNRTI) preclinical candidates, IDX-989 and IDX-899, which have demonstrated potent antiviral activity, a high barrier to resistance and no significant in vitro toxicities in preclinical studies. The pharmacokinetic profiles of both drug candidates may allow for once-a-day dosing.
2006 Expectations
The company currently expects to end 2006 with between $170 million and $190 million of cash, cash equivalents and marketable securities.
Webcast Information
The company will be hosting an analyst luncheon today to discuss the financial results for the quarter, to review data from Idenix’s hepatitis B and hepatitis C clinical programs, and to discuss the company’s pipeline. The presentations will begin at 11:45 a.m. ET and will be accessible via webcast and teleconference dial-in. To listen to a live audio webcast and view the accompanying slides of the event, go to “Calendar of Events” in the Idenix Investor Center at www.idenix.com or click on the URL http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=131556&eventID=1403521 on the Internet, or dial (US) 800-706-7741/(Intl) 617-614-3471, Code 96733381. To ensure a timely connection, please log in ten minutes before the presentations are scheduled to begin. An archive of this webcast will also be available at 5:00 p.m. ET on October 27, 2006 on the Idenix website in the Investor Center under “Past Events” until 5:00 p.m. ET on November 10, 2006.
About Idenix
Idenix Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts, is a biopharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of human viral and other infectious diseases. Idenix’s current focus is on the treatment of infections caused by hepatitis B virus, hepatitis C virus and human immunodeficiency virus. For further information about Idenix, please refer to http://www.idenix.com.
About TYZEKA
TYZEKA (telbivudine) is indicated for the treatment of chronic hepatitis B in adult patients with evidence of viral replication and either evidence of persistent elevations in serum aminotransferases (ALT or AST) or histologically active disease.
This indication is based on virologic, serologic, biochemical and histologic responses after one year of treatment in nucleoside-treatment-naïve adult patients with HBeAg-positive and HBeAg-negative chronic hepatitis B with compensated liver disease.
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Already approved in Switzerland, telbivudine will be marketed as SEBIVO® outside the United States. Applications for approval were filed with the European Medicines Agency (EMEA) and the Chinese health authority in the first quarter of 2006.
Important Safety Information About TYZEKA
•	Lactic acidosis and severe hepatomegaly with steatosis, including fatal cases, have been reported with the use of nucleoside analogues alone or in combination with antiretrovirals.

•	Severe acute exacerbations of hepatitis B have been reported in patients who have discontinued anti-hepatitis B therapy, including TYZEKA. Hepatic function should be monitored closely with both clinical and laboratory follow-up for at least several months in patients who discontinue anti-hepatitis B therapy. If appropriate, resumption of anti-hepatitis B therapy may be warranted.

•	Cases of myopathy have been reported with TYZEKA use several weeks to months after starting therapy. Myopathy has also been reported with some other drugs in this class. Physicians considering concomitant treatment with these or other agents associated with myopathy should weigh carefully the potential benefits and risks and should monitor and advise patients to report any signs or symptoms of unexplained muscle pain, tenderness or weakness, particularly during periods of upward dosage titration. TYZEKA therapy should be interrupted if myopathy is suspected, and discontinued if myopathy is diagnosed.

•	Because TYZEKA is eliminated primarily by renal excretion, co-administration of TYZEKA with drugs that affect renal function may alter plasma concentrations of TYZEKA and/or the coadministered drug. Dose interval adjustment is recommended in patients with creatinine clearance <50mL/min.

•	The safety and efficacy of TYZEKA in liver transplant recipients are unknown. If TYZEKA treatment is determined to be necessary for a liver transplant recipient who has received or is receiving an immunosuppressant that may affect renal function, such as cyclosporine or tacrolimus, renal function should be monitored both before and during treatment with TYZEKA.

•	Patients should be advised that treatment with TYZEKA has not been shown to reduce the risk of transmission of HBV to others through sexual contact or blood contamination.

•	Safety and effectiveness of TYZEKA in pediatric patients under the age of 16 years have not been established.

•	Selected treatment-emergent clinical adverse events of moderate to severe intensity (Grade 2-4) reported in the GLOBE study with TYZEKA were: muscle-related symptoms 2%; fatigue/malaise 1%; headache 1%; pyrexia 1%; abdominal pain <1%; arthralgia <1%; cough <1%; diarrhea <1%; gastritis <1%.

•	Creatine kinase (CK) elevations were more frequent among subjects on telbivudine treatment. Grade 3/4 CK elevations occurred in 9% of telbivudine-treated patients and 3% of lamivudine-treated patients.

•	The optimal duration of treatment with TYZEKA has not been established. The relationship of initial treatment response to outcomes such as hepatocellular carcinoma and decompensated cirrhosis are unknown.
Forward-looking Statements
This press release contains “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of forward-looking terminology such as “commitment,” “may,” “promising,” “will,” or similar expressions, or by express or implied discussions regarding potential approvals of TYZEKA in additional markets, the potential future development of other products, or potential future revenues from TYZEKA or any other products. Such forward-looking statements involve known and unknown risks, uncertainties and other
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factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. There can be no guarantees that TYZEKA will be approved for sale in any additional markets, that any other products will be approved for sale in any market, or that revenues from the sale of TYZEKA or any other products will reach any particular level. In particular, management’s expectations could be affected by unexpected regulatory actions or delays, or government regulation generally; unexpected clinical trial results, including additional analysis of existing clinical data and new clinical data; the ability to advance valopicitabine into phase III clinical trials, the company’s ability to obtain additional funding required to conduct its research, development and commercialization activities; the ability of the company to attract and retain qualified personnel; government, industry, and general public pricing pressures; competition in general; and the company’s ability to obtain, maintain and enforce patent and other intellectual property protection for telbivudine, valopicitabine, its other product candidates and its discoveries. These and other risks which may impact management’s expectations regarding telbivudine and Idenix’s other product candidates are described in greater detail under the caption “Risk Factors” in the company’s annual report on Form 10-K for the year ended December 31, 2005 as filed with the Securities and Exchange Commission and other filings that the company makes with the Securities and Exchange Commission.
All forward-looking statements reflect the company’s expectations only as of the date of this release and should not be relied upon as reflecting the company’s views, expectations or beliefs at any date subsequent to the date of this release. Idenix anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while Idenix may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

[1] Lai, C. Hepatology. 2005 Oct (42.S1):78A
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IDENIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues:
License fees and collaborative research and development — related party	$19,590	$15,506	$51,898	$46,315
Government research grants	55	124	171	300

Total revenues	19,645	15,630	52,069	46,615
Operating expenses (1):
Research and development	26,083	21,488	73,013	63,141
Selling, general and administrative	15,924	9,022	38,727	22,799

Total operating expenses	42,007	30,510	111,740	85,940

Loss from operations	(22,362)	(14,880)	(59,671)	(39,325)
Investment and other income, net	2,563	715	7,217	2,335

Loss before income taxes	(19,799)	(14,165)	(52,454)	(36,990)
Income tax benefit	84	467	948	593

Net loss	$(19,715)	$(13,698)	$(51,506)	$(36,397)

Basic and diluted net loss per share:	($0.35)	($0.28)	($0.92)	($0.76)

Shares used in calculation of basic and diluted net loss per share:	56,058	48,220	55,981	48,100

(1)	Stock-based compensation expenses included in operating expenses amounted to approximately:

Research and development	$713	$227	$2,246	$744
Selling, general and administrative	1,830	112	4,527	562
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IDENIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
(UNAUDITED)

	September 30,	December 31,
	2006	2005
ASSETS
Cash and cash equivalents	$66,402	$83,733
Marketable securities	71,714	95,579
Receivables from related party	16,333	13,723
Other current assets	7,512	6,550

Total current assets	161,961	199,585
Property and equipment, net	14,974	11,051
Marketable securities, non-current	71,527	62,855
Other assets	4,082	4,166

Total assets	$252,544	$277,657

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$22,654	$22,350
Deferred revenue, related party	13,456	9,695
Other current liabilities	377	471

Total current liabilities	36,487	32,516
Long-term obligations	8,464	9,165
Deferred revenue, related party, net of current position	43,733	29,089

Total liabilities	88,684	70,770
Stockholders’ equity	163,860	206,887

Total liabilities and stockholders’ equity	$252,544	$277,657

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